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                                                                   Exhibit 10.37


                       NATIONWIDE FINANCIAL SERVICES, INC.
                         SENIOR EXECUTIVE INCENTIVE PLAN


                                    ARTICLE I
                                     PURPOSE

The purpose of the Nationwide Financial Services, Inc. Senior Executive Incentive Plan is to attract and retain qualified executives by rewarding Eligible Officers for their performance in achieving short-term business objectives of Nationwide Financial Services, Inc. and its related entities, and attaining the corporate goals of such entities, while maintaining the deductibility of the compensation paid to the Eligible Officers.


                                   ARTICLE II
                                   DEFINITIONS

Except as otherwise provided herein, the following terms shall have the meanings assigned:

"Award" shall mean an annual incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of Performance Goals during a Performance Period.

"Award Agreement" shall mean any written agreement, contract, or other instrument or document between NFS and a Participant evidencing an Award.

"Base Salary" shall mean the annual rate of base salary of each Eligible Officer, to be paid by or allocated to the Company, in effect as of the last day of any Performance Period.

"Board" shall mean the Board of Directors of NFS.

"Change in Control" shall mean either: (i) The failure by Nationwide Mutual Insurance Company and its subsidiaries to be the beneficial owner, directly or indirectly, of securities of the Company representing fifty and one-tenth percent (50.1%) or more of the combined voting power of the Company's then outstanding securities; or (ii)The approval by the stockholders of the Company of either: (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition of all or substantially all the Company's assets. The Change in Control will be deemed to have taken place as of the first day either clause (i) or (ii) shall have occurred.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Committee" shall mean the Compensation Committee of the Board and shall consist of two or more persons, each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code.


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"Company" shall mean, collectively, NFS and its subsidiaries.

"Covered Employee" shall have the meaning set forth in Section 162(m)(3) of the Code.

"Eligible Officer" shall mean the Chairman, Chief Executive Officer, President, any Executive Vice President, or any Senior Vice President of the Company.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Expense Percentage" shall mean the actual expenses incurred by NFS, the Company, any business unit, or department during the Performance Period divided by the expenses anticipated in the operating plan of NFS, the Company, such business unit or such department, respectively, as approved by the Board for the Performance Period.

"NFS" shall mean Nationwide Financial Services, Inc.

"Operating Earnings " shall mean, for each Performance Period, income before federal income taxes excluding (i) the effects of realized gains or losses on investments, (ii) the cumulative effect of adopting required accounting changes,
(iii) the effects of discontinued operations and (iv) unusual charges or credits not directly related to normal business operations and as identified in the reports of NFS to shareholders and accounted for in accordance with Accounting Principles Board Opinion No. 30.

"Operating Earnings Per Share" shall mean Operating Earnings per share of Stock on a diluted basis, as determined under generally accepted accounting principles.

"Participant" shall mean an Eligible Officer of the Company who is, pursuant to
Article 4 of the Plan, selected to participate herein.

"Performance Goal" shall mean the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of the Participant's receipt of payment with respect to an Award. Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth below, the attainment of which may determine the degree of payout with respect to Awards to Covered Employees, the performance measures used to establish Performance Goals under this Plan shall be chosen from among (i) Return on Equity for a Performance Period; (ii) Operating Earnings Per Share of the Company for a Performance Period; (iii) Stock Performance; (iv) the Revenue and/or Sales of NFS, the Company or individual subsidiaries or business segments of the Company; and (v) Expense Percentage. Performance Goals may be established based on individual, business unit, line of business, department and/or Company performance, and may be based on absolute performance, percentage change, and/or comparison to peer companies. All Performance Goals shall be evaluated before any provision for the current and/or cumulative effect of accounting changes adopted under generally accepted accounting principles in respect of such Performance Period, other than such accounting changes explicitly addressed by the Committee at the time the Performance Goal was established. All calculations under this Plan shall be appropriately adjusted to reflect any changes in capital structure and/or the effects of
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discontinued operations in order to maintain comparability between calculations at the beginning and end of each Performance Period.

"Performance Period" shall mean the Company's fiscal year.

"Plan" shall mean the Nationwide Financial Services, Inc. Senior Executive Incentive Plan.

"Return on Equity" shall mean the quotient obtained by dividing (i) Operating Earnings for a Performance Period by (ii) the average of common shareholders' equity of the Company as obtained by summing the common shareholders' equity at each of the beginning of the performance period and the end of each quarter of the Performance Period and dividing such amount by five (5). Such common shareholders' equity shall exclude the effect of unrealized gains and losses recognized in accumulated other comprehensive income under Financial Accounting Standards Board Statement No. 115.

"Revenue" shall mean operating revenues as determined in accordance with generally accepted accounting principles, which excludes realized gains and losses.

"Sales" shall mean the total sales of a specified product or group of products by NFS or the Company and, in the case of individual variable annuities, as measured by total flows reported to Variable Annuity Research and Data Service (VARDS).

"Stock" shall mean shares of Class A common stock, par value $ .01 per share, of NFS.

"Stock Performance" shall mean the relative stock performance of the Stock measured as (i) the price earnings ratio of the Stock divided by the price earnings ratio of the S&P 500, compared to (ii) the simple average of the price earnings ratios of those companies within a peer group of companies determined by the Committee at the time Performance Goals are established for the Performance Period, divided by the price earnings ratio of the S&P 500.


                                   ARTICLE III
                                 ADMINISTRATION.

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan and the requirements of the Code and other applicable laws, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted, subject to the terms of the Plan; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals, relating to any Award; to certify whether the Performance Goals have been attained, in minutes or otherwise; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to provide, at the time Performance Goals are established for adjustments in the Performance Goals in

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recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award, subject to the terms of the Plan and any Award Agreement; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Award Agreements, and to make all other determinations deemed necessary or advisable for the administration of the Plan. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the Performance Goals without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.


                                   ARTICLE IV
                                   ELIGIBILITY

Awards may be granted to Eligible Officers in the sole discretion of the Committee. Subject to Article V(b) below, in determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan. Awards shall be granted during the first quarter of Performance Period. Additional Awards may be granted during the remaining portion of any Performance Period to individuals who were not previously Eligible Officers, provided, however, that such awards shall be made within sixty days following the date such an individual became an Eligible Officer, but in all events within the first twenty-five percent (25%) of the period from the date such individual became an Eligible Officer to the end of the Performance Period.


                                    ARTICLE V
                                 TERMS OF AWARDS

Awards granted pursuant to the Plan shall be evidenced by an Award Agreement.

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(a) IN GENERAL. The Committee shall, within the first quarter of a Performance
Period, specify in writing with respect to such Performance Period the Performance Goals applicable to each Award, and minimum, target and maximum levels applicable to each Performance Goal. The minimum level reflects the level of performance below which no payment shall be made; the target level reflects the level of performance at which the Performance Goal is achieved and 100% of the Award will be paid; and the maximum level reflects the level of performance at which 250% of the Award will be paid. Awards for any Performance Period may be expressed as a dollar amount or as a percentage of the Participant's Base Salary. Unless otherwise provided by the Committee in connection with specified terminations of employment, payment in respect of Awards shall be made only if and to the extent: (i) the Performance Goals with respect to such Performance Period have been attained, and (ii) the Participant remains employed by the Company through the end of the Performance Period. Notwithstanding the preceding sentence, in the event that a Participant's employment terminates during the Performance Period due to: (a) death or disability (as defined in the Health Care Plan maintained by the Company), the Participant or the Participant's estate shall receive a portion or all of the Award as determined by the Committee in its sole discretion; (b) retirement or involuntary termination of the Participant's employment for the convenience of the Company, the Participant or the Participant's estate shall remain eligible to receive a portion of the Award based on the amount of time the Participant was employed during the Performance Period and the attainment of the Performance Goals for such Performance Period, or (c) a Change in Control, the provisions of Article VI shall apply.

(b) SPECIAL PROVISIONS REGARDING AWARDS. Notwithstanding anything to the contrary contained in this Section 5, in no event shall payment in respect of Awards granted for a Performance Period be made to a Participant who is a Covered Employee in an amount that exceeds five million dollars.

(c) TIME AND FORM OF PAYMENT. Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made, in cash, within a reasonable period after the end of the Performance Period. In the case of Participants who are Covered Employees, unless otherwise determined by the Committee, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee.

In determining the actual payment to be made to any Participant pursuant to an Award, the Committee may exercise discretion to reduce (but not to increase) the Award from the dollar amount that was determined based on the attainment of the Performance Goals. The Committee may base such reduction on any criteria the Committee may determine in its discretion. No such reduction may be used to increase the amount paid to any other Participant.


                                   ARTICLE VI
                                CHANGE IN CONTROL

(a) TREATMENT OF OUTSTANDING AWARDS. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws or by the rules and



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regulations of any governing governmental agencies the Performance Goals shall be deemed to have been satisfied at the target level for all outstanding Awards for the entire Performance Period(s) as of the effective date of the Change in Control, and there shall be paid out in cash to Participants within sixty (60) days following the effective date of the Change in Control a pro rata amount based upon such deemed satisfaction of the Performance Goals and upon the length of time within the Performance Period which has elapsed prior to the Change in Control.

(b) TERMINATION, AMENDMENT, AND MODIFICATIONS OF CHANGE-IN-CONTROL PROVISIONS. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article VI may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant's outstanding Awards; provided, however, the Board of Directors, upon recommendation of the Committee, may terminate, amend, or modify this Article VI at any time and from time to time prior to the date of a Change in Control.


                                   ARTICLE VII
                               GENERAL PROVISIONS.

(a) COMPLIANCE WITH LEGAL REQUIREMENTS. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan and any Award Agreement or other agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b) NONTRANSFERABILITY. Awards shall not be transferable by a Participant except by will or the laws of descent and distribution.

(c) NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in the Plan or in any Award granted or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

(d) WITHHOLDING TAXES. The Company shall have the right to withhold the amount of any taxes that the Company may be required to withhold before delivery of payment of an Award to the Participant or other person entitled to such payment, or to make such other arrangements for the withholding of taxes that the Company deems satisfactory.

(e) AMENDMENT, TERMINATION AND DURATION OF THE PLAN. This Plan shall continue in effect, subject to approval by the shareholders at such times as shall be required by Code Section 162(m), until amended or terminated in accordance with this Section. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires shareholder approval in order

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for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company.

(f) PARTICIPANT RIGHTS. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

(g) UNFUNDED STATUS OF AWARDS. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any potential payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(h) NON-EXCLUSIVE PLAN. This Plan shall not be deemed the exclusive method of providing incentive compensation for an employee of the Company, nor shall it preclude the Committee or Board from authorizing or approving other forms of incentive compensation.

(i) DEFERRALS. The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash that would otherwise be due to such Participant by virtue of the satisfaction of any Performance Goals with respect to an Award. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

(j) GOVERNING LAW. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Ohio.

(k) EFFECTIVE DATE. The Plan shall take effect upon its adoption by the Board, with 2001 being the first Performance Period; PROVIDED, HOWEVER, that the Plan shall be subject to the requisite approval of the shareholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, the Plan (and any Awards made pursuant to the Plan with respect to calendar year 2001 or thereafter) shall be null and void.

(l) PAYMENTS AFTER DEATH. In the event of the death of a Participant, any payment determined to be due to such Participant shall be paid to his or her estate.

(m) INTERPRETATION. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

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(n) MODIFICATION. At all times when Code Section 162(m) is applicable, all
Awards granted under this Plan to Eligible Officers who are or could reasonably become Covered Employees as determined by the Committee, shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Committee determines that such compliance is not required or desired with respect to any Award or Awards granted or available for grant under the Plan, then compliance with Code Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may make any adjustments it deems appropriate.